UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2021

RLJ LODGING TRUST

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-35169	27-4706509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center Suite 1000, Bethesda, Maryland		20814
(Address of Principal Executive Offices)		(Zip Code)

(301) 280-7777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares of beneficial interest, par value $0.01 per share	RLJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 10, 2021, RLJ Lodging Trust (the “Company”), as parent guarantor, RLJ Lodging Trust, L.P. the Company’s operating partnership (the “Operating Partnership”), as borrower, and certain subsidiaries of the Company as guarantors (the “Subsidiary Guarantors”) entered into (i) a Third Amendment to the Third Amended and Restated Credit Agreement (the “Credit Facility Amendment”) with Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the other lenders party thereto and (ii) a Tenth Amendment to the Term Loan Agreement (the “Term Loan Amendment” and, together with the Credit Facility Amendment, the “Amendments”) with Wells Fargo, as administrative agent, and the other lenders party thereto. The Credit Facility Amendment amends that certain Third Amended and Restated Credit Agreement, dated as of December 18, 2019 (the “Credit Agreement”), among the Company, the Operating Partnership, Wells Fargo, as administrative agent, and the lenders from time to time party thereto, which provides for (i) a $600 million revolving credit facility (the “Revolver”) with a scheduled maturity date of May 18, 2024 (subject to a one year extension option), (ii) a $400 million term loan (the “Tranche A-1 Term Loan”) with a scheduled maturity date of January 25, 2023, and (iii) a $400 million term loan (the “Tranche A-2 Term Loan”) with a scheduled maturity date of May 18, 2025. The Term Loan Amendment amends that certain Term Loan Agreement, dated as of November 20, 2012 (as previously amended, the “Term Loan Agreement”), among the Company, the Operating Partnership, Wells Fargo, as administrative agent, and the lenders from time to time party thereto, which provides for an unsecured term loan of $225 million with a scheduled maturity date of January 25, 2023 (the “Five Year Term Loan” and, together with the Tranche A-1 Term Loan and the Tranche A-2 Term Loan, the “Term Loans”).

The Amendments, the operative terms of which will become effective on the issue date of the Operating Partnership’s senior secured notes due 2026 (the “Notes”), described below under “Item. 8.01. Other Events,” subject to the satisfaction of certain conditions, including without limitation, the application of $250 million of the proceeds of the Notes to the payment of certain indebtedness of the Company and its subsidiaries (or, in the case of certain proceeds that are designated for the payment of indebtedness other than the Term Loans, deposited with the administrative agent in respect of the Credit Agreement pending application to the repayment of such other indebtedness following the expiration of any applicable prepayment notice period).

The Amendments (i) extend by one fiscal quarter the suspension period for the testing of all financial maintenance covenants under the Credit Agreement and Term Loan Agreement so that no testing will be required through and including the fiscal quarter ending March 31, 2022 (such period, the “Covenant Relief Period”) and (2) adjust the financial covenant levels that apply for initial periods following the Covenant Relief Period as follows:

•	Maximum ratio of total debt (net of the amount of unrestricted cash and cash equivalents in excess of $25,000,000) to EBITDA (the “Leverage Ratio”) of 8.50 to 1.00 for the first two fiscal quarters following the Covenant Relief Period, 8.00 to 1.00 for the third and fourth fiscal quarters following the Covenant Relief Period, and 7.50 to 1.00 for the fifth fiscal quarter following the Covenant Relief Period (the period through such fifth fiscal quarter, the “Leverage Relief Period”), with such maximum permitted ratio thereafter returning to the 7.00 to 1.00 level that was in effect prior to the Covenant Relief Period,

•	Minimum ratio of unencumbered adjusted NOI to unsecured interest expense of 1.50 to 1.00 for the first fiscal quarter following the Covenant Relief Period and 1.65 to 1.00 for the second fiscal quarter following the Covenant Relief Period, with such minimum permitted ratio thereafter returning to the 2.00: to 1.00 level that was in effect prior to the Covenant Relief Period, and

•	Maximum ratio unsecured debt (net of the amount of unrestricted cash and cash equivalents in excess of $25,000,000) to unencumbered asset value of 65.0% for the first two fiscal quarters following the Covenant Relief Period, with such maximum permitted ratio thereafter returning to the 60% level (subject to a provision permitting temporary increase to 65% in the case of certain material acquisitions) that was in effect prior to the Covenant Relief Period.

The Amendments also provide for an increase in the minimum liquidity level required during the Leverage Relief Period from $125 million to $150 million.

The Amendments provide for the continuation of the mandatory prepayment requirements associated with asset sales, equity issuances and incurrences of indebtedness that were imposed in connection with the suspension of covenants, but with certain modifications that, among other things, (i) allow the proceeds of equity issuances to be used to prepay the 6.000% Senior Notes due 2025 of FelCor Lodging Limited Partnership, a wholly-owned subsidiary of the Company (such senior notes, the “FelCor Senior Notes”), and (ii) allow the Operating Partnership to dispose of up to $400 million in unencumbered properties, with the ability to (x) retain up to $150 million of disposition proceeds from such unencumbered property sales without any requirement to reinvest such proceeds and (y) retain up to an additional $250 million of disposition proceeds from unencumbered property sales for reinvestment in new unencumbered properties that are acquired or subject to purchase agreements within 12 months of the relevant asset sales.

The Amendments permit the Operating Partnership to retain a certain portion of the proceeds from issuances of high yield senior notes (including the Notes) and convertible senior notes (collectively, the “Permitted 2021 HY Debt”) in excess of $250 million, including 40% of any such proceeds in excess of $250 million up to $500 million, 50% of any such proceeds in excess of $500 million up to $750 million, and 75% of any such proceeds in excess of $750 million up to $925 million. In addition, subject to certain modifications described below, the Amendments continue the various negative covenant restrictions that apply during the Covenant Relief Period and until the date that financial statements are delivered for the fiscal quarter ending June 30, 2022 (such period, the “Restriction Period”). Among other things, such negative covenants applicable during the Restriction Period are amended as follows:

•	in the case of debt incurrence restrictions, to include new baskets permitting the incurrence of (x) up to $925 million in Permitted 2021 HY Debt, subject to certain conditions and (y) other pari passu indebtedness that may be incurred for the purpose of refinancing the FelCor Senior Notes;

•	in the case of restrictions on capital expenditures, to increase the amount previously permitted to allow for up to $150 million in capital expenditures during the 2021 calendar year and up to $150 million during the 2022 calendar year through the last day of the Restriction Period (at which point the restrictions terminate);

•

in the case of restrictions on investments and acquisitions, to allow for the acquisition of certain properties that may be subject to existing mortgage debt, and to increase the basket for acquisitions of unencumbered properties from $200 million to $300 million if there are no borrowing under the Revolver and increase the basket for acquisitions from $100 million to $150 million if there are borrowings under the Revolver up to $200 million; and

•	in the case of the restrictions on voluntarily prepaying certain indebtedness, to provide additional flexibility to prepay the FelCor Senior Notes.

The Amendments make no changes to the existing collateral provisions, which will continue following the Restriction Period until such time as the Leverage Ratio is not greater than 6.50 to 1.00 for two consecutive fiscal quarters. The Restriction Period, the Covenant Relief Period and the Leverage Relief Period may, at the Operating Partnership’s election, be terminated early if, among other things, the Company is at such time able to comply with certain financial covenants that apply following the Covenant Relief Period.

Except as amended by the relevant Amendment, the terms of the Credit Agreement and the Term Loan Agreement remain in full force and effect. The foregoing summary of the Amendments is qualified in its entirety by reference to each of the Amendments, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under “Item 1.01. Entry into a Material Definitive Agreement” is incorporated by reference herein.

Item 8.01. Other Events.

Senior Secured Notes due 2026

On June 10, 2021, the Company issued a press release announcing that the Operating Partnership had commenced a private offering of $400 million in aggregate principal amount of senior secured notes due 2026. A copy of the press release is attached hereto as Exhibit 99.1.

2014 Term Loan Amendment

Also on June 10, 2021, the Company, as parent guarantor, the Operating Partnership, as borrower, and the Subsidiary Guarantors entered into a Ninth Amendment to the Term Loan Agreement (the “2014 Term Loan Amendment”) with Capital One, N.A. (“Capital One”), as administrative agent, and the lenders party thereto. The 2014 Term Loan Amendment amends the Term Loan Agreement, dated as of December 22, 2014 (as previously amended, the “2014 Term Loan Agreement”), among the Company, the Operating Partnership, Capital One, as administrative agent, and the lenders from time to time party thereto, which provides for a $150 million term loan with a scheduled maturity date of January 22, 2022 (the “2014 Term Loan”).

The 2014 Term Loan Amendment provides, among other things, for certain conforming amendments to the affirmative, negative and financial covenants and other provisions contained in the 2014 Term Loan Agreement consistent with the terms and provisions of the Amendments. Amounts owing under the 2014 Term Loan Agreement are guaranteed by the Company and the Subsidiary Guarantors. Consistent with the terms of the Amendments, the 2014 Term Loan is secured by pledges of equity interests of certain subsidiaries of the Company that directly own unencumbered hotel properties on a pari passu basis with the Revolver and the Term Loans until such time as the Leverage Ratio is not greater than 6.50 to 1.00 for two consecutive fiscal quarters.

In addition, the 2014 Term Loan Amendment extends the maturity date with respect to $100 million of the outstanding Term Loans thereunder from January 22, 2022 to two years from the closing of the 2014 Term Loan Amendment, with an extension option available for an additional year thereafter. The remaining outstanding principal amount of approximately $29 million under the 2014 Term Loan will continue to have a maturity date of January 22, 2022. The 2014 Term Loan Amendment also increases the interest rate on outstanding loans under the 2014 Term Loan during the Leverage Relief Period from the London Interbank Offered Rate (“LIBOR”) plus a margin of 240 basis points to LIBOR plus a margin of 300 basis points. At the end of the Leverage Relief Period, the interest rate on outstanding loans under the 2014 Term Loan will revert to the original leverage-based pricing. In addition, as a condition to effectiveness, the 2014 Term Loan Amendment requires the application of $250 million of the proceeds of the offering of the Notes to the payment of certain indebtedness of the Company and its subsidiaries (or, in the case of certain proceeds that are designated for the payment of indebtedness other than the Term Loans, deposited with the administrative agent in respect of the Credit Agreement pending application to the repayment of such other indebtedness following the expiration of any applicable prepayment notice period).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Third Amendment to Third Amended and Restated Credit Agreement, dated as of June 10, 2021, by and among RLJ Lodging Trust, L.P., RLJ Lodging Trust, Wells Fargo Bank, National Association, as Administrative Agent and a lender, and the other lenders party thereto
10.2	Tenth Amendment to Term Loan Agreement, dated as of June 10, 2021, by and among RLJ Lodging Trust, L.P., RLJ Lodging Trust, certain subsidiaries of RLJ Lodging Trust party thereto, Wells Fargo Bank, National Association, as Administrative Agent and a lender, and the other lenders party thereto
99.1	Press release dated June 10, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RLJ Lodging Trust

Date: June 10, 2021	By:	/s/ Leslie D. Hale
Leslie D. Hale President and Chief Executive Officer